Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES 2013 FOURTH-QUARTER AND FULL-YEAR

FINANCIAL AND OPERATING RESULTS

Austin, TX — March 12, 2014 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced financial and operating results for the quarter and full year ended December 31, 2013.  For the year ended December 31, 2013, the Company reported net income attributable to common stockholders of $22.4 million and EBITDAX of $205.0 million.

2013 Highlights

•                  Increased net production to 6.2 MMBoe (approximately 17.0 MBoe/d) in 2013, up 28% from 2012

•                  Increased EBITDAX by over 50% to $205.0 million in 2013 from $135.7 million in 2012

•                  Increased the pre-tax present value (“PV-10”) of the Company’s proved reserves to $1.0 billion, up 30% from year-end 2012

•                  Achieved drill-bit finding and development (“F&D”) cost of $15.01 per Boe in 2013(1)

•                  Increased Cleveland proved reserves by 42% from year-end 2012 to 57.5 MMBoe; additions replaced production by 558% (307% through the drill-bit)

•                  Acquired an additional 13.5 MMBoe of proved reserves and over 220 drilling locations in the Anadarko Basin for $193.5 million

(1) Drill-bit F&D defined as the total costs incurred for oil and natural gas properties, less property acquisition costs and asset retirement costs, divided by extensions and discoveries.

Jonny Jones, the Company’s Founder, Chairman and CEO commented, “2013 was a transformational year for Jones Energy.  We completed our initial public offering in July, expanded our core Cleveland position with our acquisition of assets from Sabine in December, and accelerated drilling activity from three rigs running just over a year ago to ten rigs currently running in our core operating areas.  We believe we are in an excellent position to deliver on our 2014 operating plan.”

Financial Results

Total operating revenues for the three months ended December 31, 2013 increased by $26.6 million (61%) to $70.3 million as compared to $43.7 million for the three months ended December 31, 2012.  The majority of the increase was due to higher crude oil production volumes with the remainder of the increase attributable to higher natural gas production volumes combined with higher prices for all products.

Total operating expenses for the three months ended December 31, 2013 increased by $11.5 million (22%) to $65.0 million as compared to $53.4 million for the three months ended December 31, 2012, primarily due to the increase in production volumes.

Adjusted net income for the three months ended December 31, 2013 increased by $3.1 million (40%) to $10.9 million as compared to $7.8 million for the three months ended December 31, 2012, primarily due to the increase in production volumes and higher prices for all products.

Operational Results

Cleveland

The Company spud 23 Cleveland wells in the fourth quarter of 2013, four of which were completed as of December 31, 2013.  As of December 31, 2013, 14 wells were in various stages of completion, and eight wells were drilling.  The Company also completed nine Cleveland wells in the fourth quarter that were carried over from prior periods.

Daily net production in the Cleveland was approximately 10.8 MBoe/d in the fourth quarter of 2013, up 2% from the third quarter of 2013 and up 43% from the fourth quarter of 2012.  Fourth quarter production was negatively impacted by severe winter weather and offset frack impacts, including production delays tied to a new completion design tested in the Cleveland formation beginning in late 2013.  The Company estimates these factors impacted Cleveland production in the fourth quarter of 2013 by approximately 1.6 MBoe/d, 0.5 MBoe/d due to weather and 1.1 MBoe/d due to offset frack impacts and completion timing, most of which will be deferred to future periods.

For the month ended December 31, 2013, daily net production in the Cleveland averaged approximately 10.9 MBoe/d, including approximately 1.0 MBoe/d attributable to the assets acquired from Sabine, which produced 2.2 MBoe/d for the 14 days in 2013 after the acquisition closed.  The Company is continuing to collect data from the 20 well enhanced frack test in the Cleveland.  Over the next two quarters, the Company will monitor production data on the test wells and undertake additional optimization techniques, prior to making a decision on whether the level of production is significant enough to justify the incremental capital investment per well, and which design to utilize going forward.

Woodford

The Company spud eight Woodford wells in the fourth quarter of 2013, none of which were completed as of December 31, 2013.  These wells have been undergoing batch completion operations and are expected to be completed in the first and second quarters of this year.

Daily net production in the Woodford was 4.1 MBoe/d in the fourth quarter of 2013, up 5% from the third quarter of 2013, but down 18% from the fourth quarter of 2012.  The production decrease compared to the fourth quarter of 2012 was primarily due to the Company’s pause in drilling over the majority of the first three quarters of 2013.

The Company currently has two rigs running in the Woodford and may add rigs in the second half of 2014, depending upon the results of its frack optimization tests, which involve more frack stages (16 — 20 vs. previous 10 — 14 stages).

The Company is updating its Woodford AFE to incorporate changes in well design and completion technique.  The Company projects its average AFE in the northern part of the play to be $4.5 million.  In the southern part of the play, the Company’s costs are expected to remain the same at $3.3 million.  The majority of the increase is due to higher stimulation costs for the larger frack jobs ($0.5 million) and the use of intermediate casing ($0.3 million).  The Company will continue to evaluate the results of the frack optimization tests and will provide an update on its 2014 Woodford development plan when sufficient data on production results from the frack test are available.

Capital Expenditures

During the fourth quarter of 2013, the Company spent $86 million, of which $79 million was related to drilling and completing wells, representing 92% of total capital expenditures in the quarter.  The table below summarizes the Company’s capital investment by area for 2013:

2013 Capital Expenditure Summary ($mm)

	1Q13	2Q13	3Q13	4Q13	2013
Cleveland	$34.1	$34.3	$57.9	$71.3	$197.6
Woodford	2.1	3.2	0.8	7.4	13.5
Other Areas and Non-Op	—	1.2	1.1	0.7	3.0
Total Drilling and Completion	36.2	38.7	59.8	79.4	214.1

Leasehold and Other	7.3	7.7	4.6	6.7	26.3
Total Capital Expenditures	$43.5	$46.4	$64.4	$86.1	$240.4

2014 Guidance

The Company entered 2014 with ten rigs running in its core operating areas and may add rigs in the second half of the year.  In order to generate growth above its base plan, Jones expects to begin a three well test in the Tonkawa formation in the second quarter of 2014.  The Company expects to drill the following wells in 2014:

2014 Development Drilling Plan

	Gross Wells	Net Wells
Cleveland	103.0	73.0
Woodford	25.0	11.0
Tonkawa	3.0	1.2
Non-Operated	7.0	0.4
Other	1.0	0.4
Total Operated and Non-Operated	139.0	86.0

Of the 25 gross wells the Company expects to drill in the Woodford in 2014, six will be under its partnership with Vanguard Natural Resources and 12 will be under its partnership with BP.  Based on the Company’s 2014 development plan, it expects to fulfill its minimum drilling requirements under its partnerships with Vanguard Natural Resources and BP by the end of the third quarter of this year.

The Company reiterates its 2014 guidance initially provided in February and is also providing production guidance for the first quarter of 2014, which is above the Company’s initial expectations:

1Q14 Guidance

1Q14E
Total Production (MMBoe)	1.80 – 1.85
Average Daily Production (Boe/d)	20,000 – 20,500

Liquidity

As of December 31, 2013, the Company had borrowings of $498.0 million outstanding under its revolving credit facility, which has a borrowing base of $575.0 million, and had $23.8 million of cash and cash equivalents, providing total liquidity of $100.8 million.

Conference Call Details

Jones Energy will host a conference call for investors and analysts to discuss the results for the quarter on Thursday, March 13, 2014, at 10:00 a.m. ET (9:00 a.m. CT).  The conference call can be accessed via webcast through the Investor Relations section of Jones Energy’s website, www.jonesenergy.com, or by dialing (877) 201-0168 (for domestic U.S.) or (647) 788-4901 (International) and entering conference code 58814078.  Presentation slides will accompany the webcast.  If you are not able to participate in the conference call, an audio replay will be available through April 13, 2014, by dialing (855) 859-2056 for domestic U.S., or (404) 537-3406 for international participants, and entering conference code 58814078.  A replay of the conference call may also be found on the Company’s website.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contacts:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Or

Cathleen King, 512-672-7192

Investor Relations

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the timing and location of additional rigs, results of the Company’s drilling program, 2014 capital budget, ability to fulfill minimum drilling requirements under our partnerships with Vanguard Natural Resources and BP by the end of the third quarter, projections regarding our average AFE, projections regarding total production, average daily production, percentage liquids, operating expenses, production taxes as a percentage of revenue, G&A expenses and capital expenditure levels for 2014, as well as production guidance for the first quarter of 2014.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, customers’ elections to reject ethane and include it as part of the natural gas stream for the remainder of 2014, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Explanatory Note

The historical financial information contained in this report relates to periods that ended both prior to and after the completion of the initial public offering (“the Offering”) of 12,500,000 shares of Class A common stock of Jones Energy, Inc. (the “Company”) at a price of $15.00 per share.  The Company’s Class A common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “JONE” on July 24, 2013, and the Offering closed on July 29, 2013.  The consolidated financial statements and related discussion of financial condition and results of operations contained in this report relating to periods prior to the Offering pertain to Jones Energy Holdings LLC (“JEH”).  In connection with the completion of the Offering, the Company became a holding company whose sole material asset consists of JEH LLC Units.  As the sole managing member of JEH LLC, the Company is responsible for all operational, management and administrative decisions relating to JEH LLC’s business and consolidates the financial results of JEH LLC and its subsidiaries.

JEH LLC acts as a holding company of operating subsidiaries that own and operate assets that are used in the exploration, development, production and acquisition of oil and natural gas properties.  Prior to the Offering, the equity capital of JEH LLC consisted of several classes of limited liability company units with differing entitlements to distributions.  In connection with the Offering, the Jones family, Metalmark Capital, Wells Fargo Central Pacific Holdings, Inc., and certain members of management, or, collectively, the Existing Owners, converted their existing membership interests in JEH LLC into a single class of units (the “JEH LLC Units”), and the Second Amended and Restated Limited Liability Company Agreement of JEH LLC was amended and restated to, among other things, modify JEH LLC’s equity capital to consist solely of the JEH LLC Units and admit the Company as the sole managing member of JEH LLC.

Jones Energy, Inc.

Consolidated Statement of Operations

(Values in thousands, except per share data)

The following table summarizes our revenues and expenses for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Operating revenues
Oil and gas sales	$69,879	$43,541	$258,063	$148,967
Other revenues	433	187	1,106	847
Total operating revenues	70,312	43,728	259,169	149,814
Operating costs and expenses
Lease operating	8,474	5,991	27,781	23,097
Production taxes	3,763	1,632	12,865	5,583
Exploration	252	91	1,710	356
Depletion, depreciation and amortization	31,584	22,458	114,136	80,709
Impairment of oil and gas properties	14,415	18,760	14,415	18,821
Accretion of discount	174	106	608	533
General and administrative (including non-cash compensation expense)	6,291	4,367	31,902	15,875
Total operating expenses	64,953	53,405	203,417	144,974
Operating income	5,359	(9,677)	55,752	4,840
Other income (expense)
Interest expense	(7,348)	(7,018)	(30,774)	(25,292)
Net gain (loss) on commodity derivatives	(7,009)	(3,438)	(2,566)	16,684
Gain on bargain purchase	—	—	—	—
Gain (loss) on sales of assets	(48)	(399)	(78)	1,162
Other income (expense), net	(14,405)	(10,855)	(33,418)	(7,446)
Income (loss) before income tax	(9,046)	(20,532)	22,334	(2,606)
Income tax provision
Current	39	—	85	—
Deferred	(8)	146	(156)	473
Total income tax provision	31	146	(71)	473
Net income (loss)	(9,077)	(20,678)	22,405	(3,079)
Net income attributable to non-controlling interests	(7,751)	—	24,591	—
Net income (loss) attributable to controlling interests	$(1,326)	$(20,678)	$(2,186)	$(3,079)

Earnings per share:
Basic and diluted	$(0.11)		$(0.17)
Weighted average shares outstanding:
Basic and diluted	12,500		12,500

Jones Energy, Inc.

Consolidated Balance Sheet

($ in thousands)

	December 31,	December 31,
	2013	2012

Assets
Current assets
Cash	$23,820	$23,726
Restricted Cash	45	—
Accounts receivable, net
Oil and gas sales	51,233	29,684
Joint interest owners	42,481	21,876
Other	1,459	4,590
Commodity derivative assets	8,837	17,648
Other current assets	2,392	1,088
Deferred tax assets	12	—
Total current assets	130,279	98,612
Oil and gas properties, net, at cost under the successful efforts method	1,312,551	1,007,344
Other property, plant and equipment, net	3,444	3,398
Commodity derivative assets	25,398	25,199
Other assets	15,006	16,133
Deferred tax assets	1,301	—
Total assets	$1,487,979	$1,150,686

Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Trade accounts payable	$89,430	$38,036
Oil and gas sales payable	66,179	45,860
Accrued liabilities	10,805	5,255
Commodity derivative liabilities	10,664	4,035
Deferred tax liabilities	—	61
Asset retirement obligations	2,590	174
Total current liabilities	179,668	93,421
Long-term debt	658,000	610,000
Deferred revenue	14,531	—
Commodity derivative liabilities	190	7,657
Asset retirement obligations	8,373	9,332
Deferred tax liabilities	3,093	1,876
Total liabilities	863,855	722,286
Commitments and contingencies
Stockholders’ / members’ equity
Members’ equity	—	428,400
Class A common stock, $0.001 par value; 12,526,580 shares issued and outstanding	13	—
Class B common stock, $0.001 par value; 36,836,333 shares issued and outstanding	37	—
Additional paid-in-capital	173,169	—
Retained earnings (deficit)	(2,186)	—
Stockholders’ / members’ equity	171,033	428,400
Non-controlling interest	453,091	—
Total stockholders’ / members’ equity	624,124	428,400
Total liabilities and stockholders’ / members’ equity	$1,487,979	$1,150,686

Jones Energy, Inc.

Consolidated Statement of Cash Flow Data

($ in thousands)

	Year Ended December 31,
	2013	2012

Cash flows from operating activities
Net income (loss)	$22,405	$(3,079)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Exploration expense	—	—
Depletion, depreciation, and amortization	114,136	80,709
Impairment of oil and gas properties	14,415	18,821
Accretion of discount	608	533
Amortization of debt issuance costs	2,677	3,544
Stock compensation expense	10,838	570
Other non-cash compensation expense	2,719	—
Amortization of deferred revenue	(469)	—
Gain on commodity derivatives	2,566	(16,684)
Gain on bargain purchase price	—	—
(Gain) loss on sales of assets	78	(1,162)
Deferred income tax provision	(156)	473
Other - net	79	129
Changes in assets and liabilities
Accounts receivable	(41,481)	11,568
Other assets	163	1,873
Accounts payable and accrued liabilities	35,318	(12,745)
Net cash provided by operations	163,896	84,550

Cash flows from investing activities
Additions to oil and gas properties	(197,618)	(125,493)
Acquisition of properties	(193,496)	(249,007)
Proceeds from sales of assets	1,607	9,158
Acquisition of other property, plant and equipment	(1,634)	(969)
Current period settlements of matured derivative contracts	7,586	28,675
Change in restricted cash	(45)	—
Net cash used in investing	(383,600)	(337,636)

Cash flows from financing activities
Proceeds from issuance of long-term debt	220,000	233,243
Repayment under long-term debt	(172,000)	(38,243)
Payment of debt issuance costs	(683)	(9,324)
Issuance of preferred units	—	85,000
Proceeds from sale of common stock, net of expenses of $15.1 million	172,481	—
Net cash provided by financing	219,798	270,676
Net increase (decrease) in cash	94	17,590

Cash
Beginning of period	23,726	6,136
End of period	$23,820	$23,726

Supplemental disclosure of cash flow information
Cash paid for interest	$25,414	$20,759
Change in accrued additions to oil and gas properties	41,945	3,355
Noncash acquisition of oil and gas properties	—	2,918
Current additions to ARO	1,516	662
Noncash distributions to members	10,000	—

Jones Energy, Inc.

Selected Financial and Operating Statistics

The following table sets forth summary data regarding production volumes, average prices and average production costs associated with our sale of oil and natural gas for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net production volumes:
Oil (MBbls)	430	224	1,557	746
Natural gas (MMcf)	4,752	3,845	17,575	14,066
NGLs (MBbls)	437	508	1,724	1,773
Total (MBoe)	1,659	1,373	6,210	4,863
Average net (Boe/d)	18,033	14,924	17,014	13,287
Average sales price, unhedged:
Oil (per Bbl), unhedged	$93.88	$83.92	$93.22	$89.71
Natural gas (per Mcf), unhedged	3.03	2.70	3.16	2.17
NGLs (per Bbl), unhedged	34.61	28.29	33.30	29.07
Combined (per Boe) realized, unhedged	42.12	31.71	41.56	30.63
Average sales price, hedged:
Oil (per Bbl), hedged	$88.85	$84.94	$87.86	$87.30
Natural gas (per Mcf), hedged	3.77	3.63	3.93	3.76
NGLs (per Bbl), hedged	31.34	32.80	33.26	34.22
Combined (per Boe) realized, hedged	42.09	36.17	42.40	36.76
Average costs (per BOE):
Lease operating	$5.11	$4.36	$4.47	$4.75
Production taxes	2.27	1.19	2.07	1.15
Depletion, depreciation and amortization	19.04	16.36	18.38	16.60
General and administrative	3.79	3.18	5.14	3.26

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

($ in thousands)

EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, net gains (losses) on commodity derivatives (excluding current period settlements of matured derivative contracts), and other items.  EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.  Management believes EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure.  We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  EBITDAX has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.  Our presentation of EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items and should not be viewed as a substitute for GAAP.  Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Reconciliation of EBITDAX to net income
Net income (loss)	$(9,077)	$(20,678)	$22,405	$(3,079)
Interest expense (excluding amortization of deferred financing costs)	6,674	6,124	28,097	21,748
Exploration expense	252	91	1,710	356
Income taxes	31	146	(71)	473
Amortization of deferred financing costs	674	894	2,677	3,544
Depreciation and depletion	31,584	22,458	114,136	80,709
Impairment of oil and natural gas properties	14,415	18,760	14,415	18,821
Accretion expense	174	106	608	533
Other non-cash charges	(148)	69	79	129
Stock compensation expense	459	145	10,838	570
Other compensation expense	127	—	2,719	—
Net (gain) loss on derivative contracts	7,010	3,438	2,566	(16,684)
Current period settlements of matured derivative contracts	(53)	6,118	5,209	29,783
Amortization of deferred revenue	(355)	—	(469)	—
Loss (gain) on sales of assets	48	399	78	(1,162)
EBITDAX	$51,815	$38,070	$204,997	$135,741

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

(Values in thousands, except per share data)

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements.  We define Adjusted Net Income as net income excluding the impact of certain non-cash items including gains or losses on commodity derivative instruments not yet settled, impairment of oil and gas properties, and non-cash compensation expense.  We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined.  However, these measures are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.  The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income (loss)	$(9,077)	$(20,678)	$22,405	$(3,079)
Net (gain) loss on derivative contracts	7,010	3,438	2,566	(16,684)
Current period settlements of matured derivative contracts	(53)	6,118	5,209	29,783
Impairment of oil and gas properties	14,415	18,760	14,415	18,821
Non-cash stock compensation expense	459	145	10,838	570
Other non-cash compensation expense	127	—	2,719	—
Tax impact(1)	(1,993)	—	(3,360)	—
Adjusted net income	$10,888	$7,783	$54,792	$29,411
Adjusted net income attributable to non-controlling interests	(8,715)		(51,182)
Adjusted net income attributable to controlling interests	$2,173		$3,610

Earnings per share

	Three Months Ended December 31,	Year Ended December 31,
	2013	2013

Earnings per share (basic and diluted)	$(0.11)	$(0.17)
Net (gain) loss on derivative contracts	0.14	0.43
Current period settlements of matured derivative contracts	—	(0.01)
Impairment of oil and gas properties	0.29	0.29
Non-cash stock compensation expense	0.01	0.02
Other non-cash compensation expense	—	—
Tax impact	(0.16)	(0.27)
Adjusted earnings per share (basic and diluted)	$0.17	$0.29

Effective tax rate on net income attributable to controlling interest	36.9%	36.9%

(1) In arriving at adjusted net income, the tax impact of the adjustments to net income is determined by applying the appropriate tax rate to each adjustment and then allocating the tax impact between the controlling and non-controlling interests.